                                                                Exhibit 99(a)(9)
================================================================================
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated
         July 20, 1998, and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to
            (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the
                  Offer or the acceptance thereof would not be in
                   compliance with the laws of such jurisdiction.
                     In any jurisdiction where the securities,
                      blue sky or other laws require the Offer
                     to be made by a licensed broker or dealer,
                      the Offer shall be deemed to be made on
                         behalf of Purchaser by the Dealer
                         Manager or one or more registered
                         brokers or dealers licensed under
                           the laws of such jurisdiction.

                        NOTICE OF OFFER TO PURCHASE FOR CASH
                       ALL OUTSTANDING SHARES OF COMMON STOCK
                                         OF
                                  DEP CORPORATION
                                        AT
                                $5.25 NET PER SHARE
                                        BY
                            HENKEL ACQUISITION CORP. II
                            A WHOLLY-OWNED SUBSIDIARY OF
                                    HENKEL KGAA

     Henkel Acquisition Corp. II, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of DEP Corporation, a Delaware corporation (the "Company"), for a purchase price of $5.25 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 14, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of July 13, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, following the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent with the name "Schwarzkopf & DEP, Inc." As a result of the Merger, each outstanding Share (other than Shares held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, Shares held in the treasury of the Company and Shares held by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the Merger into the right to receive in cash the price per Share paid in the Offer without interest.

     The Board of Directors of the Company unanimously has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, has approved the Merger Agreement and the transactions contemplated thereby and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

     Purchaser has entered into Stockholder Option Agreements with certain stockholders, who together own approximately 31.4% of the outstanding Shares, pursuant to which, among other things, such stockholders have agreed to validly tender (and not to withdraw) all such Shares pursuant to the Offer, granted Parent a proxy with respect to the voting of such Shares in favor of the Merger and granted Purchaser an irrevocable option to purchase all such Shares at a price of $5.25 per share exercisable under certain circumstances. Purchaser has also entered into a Stock Option Agreement with the Company, pursuant to which the Company has granted to Purchaser an irrevocable option, exercisable if Purchaser acquires at least 85% of the then outstanding Shares pursuant to the Offer, to purchase that number of Shares that, when added to the number of Shares owned by Purchaser, constitutes one share more than 90% of the Company s outstanding Shares. The Company option is exercisable at a price of $5.25 per Share under certain circumstances. See Section 12 of the Offer to Purchase.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT AND ITS AFFILIATES AND THE SHARES PURCHASER HAS THE IMMEDIATE RIGHT TO ACQUIRE PURSUANT TO THE COMPANY OPTION DESCRIBED ABOVE, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE.

     In the event that the Minimum Condition is not satisfied on any scheduled Expiration Date of the Offer, but there shall have been validly tendered and not withdrawn as of such Expiration Date a majority of the outstanding Shares on a fully diluted basis, Purchaser shall either (i) extend the Offer for a period or periods not to exceed, in the aggregate, ten business days, or (ii) (a) amend the Offer to reduce the number of Shares sought pursuant to the Offer, and the number of Shares needed to satisfy the Minimum Condition, to that number of Shares which when added to the Shares then owned directly or indirectly by Purchaser would equal forty-nine and nine-tenths percent (49.9%) of the Shares then outstanding (the "Revised Minimum Number"), (b) extend the Offer for a period of not less than ten business days following the public announcement of such amendment and (c) if at the expiration of such extension a greater number of Shares is tendered into the 49.9% offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares. See Section 1 and 14 of the Offer to Purchase.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser s acceptance for payment of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares),
(b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or, in connection with a book-entry transfer, an Agent s Message (as defined in the Offer to Purchase), and (c) all other documents required by the Letter of Transmittal. Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, August 14, 1998, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term
 Expiration Date shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the terms of the Merger Agreement, Purchaser may from time to time extend the Expiration Date. If the conditions set forth in Section 14 of the Offer to Purchase are satisfied as of any scheduled Expiration Date, Purchaser may extend the Offer for up to ten business days in the aggregate, and may extend the Offer for a longer period with the prior written consent of the Company or as required by law. In addition, subject to the provisions of the Merger Agreement requiring Purchaser to reduce the number of shares needed to satisfy the Minimum Condition to the Revised Minimum Number, if the conditions set forth in Section 14 of the Offer to Purchase are not satisfied or waived by Parent or Purchaser as of any scheduled Expiration Date. Purchaser may extend the Offer from time to time (but not beyond the date that is fifty business days from the date of the Merger Agreement), and, in any event, upon the written request of the Company will extend the Offer from time to time until the earlier of consummation of the Offer or forty business days from the date of the Merger Agreement (provided, that Purchaser will not be obligated to make any such extension if (i) it reasonably determines that all such conditions are not likely to be satisfied by such date or (ii) it then has the right to terminate the Merger Agreement, pursuant to its terms). There can be no assurance that Purchaser will exercise its right to extend the Offer.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer, and to the provisions of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of or payment for any Shares, to extend the Offer, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, and at any time or from time to time, to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, as such provisions may be amended from time to time, in each case by giving oral or written notice of such delay, extension, termination, amendment or waiver to the Depositary.

     Any such extension, delay, termination, amendment or waiver will be followed, as promptly as practicable, by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights.

     Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 17, 1998. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, whose determination will be final and binding.

     The Company is providing Purchaser with the Company s stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares in accordance with the Exchange Act. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency s security position listing, for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, and copies will be furnished promptly at Purchaser s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                       The Information Agent for the Offer is:

                          [LOGO OF MACKENZIE PARTNERS INC.]

                                  156 Fifth Avenue
                              New York, New York 10010
                             (800) 322-2885 (toll free)
                           (212) 929-5500 (Call Collect)

                         The Dealer Manager for the Offer is:

                             R H O N E  G R O U P  L L C

                            1330 Avenue of the Americas
                              New York, New York 10019
                           (212) 841-1275 (Call Collect)

July 20, 1998
================================================================================